                                                                   EXHIBIT 10.4

                            TAX ALLOCATION AGREEMENT

            This TAX ALLOCATION AGREEMENT ("Agreement"), as of dated July 31, 2000, is between B/E Aerospace, Inc. ("B/E Aerospace"), a Delaware corporation, on behalf of itself, the Affiliated Group (as defined below) and the B/E Aerospace Subgroup (as defined below), on the one hand, and Advanced Thermal Technologies, Inc. ("ATT"), a Delaware corporation, on behalf of itself and the ATT Subgroup (as defined below), on the other hand. Capitalized terms used herein shall have the meanings assigned to them in Article 1 below.

                                    RECITALS

            WHEREAS, for Taxable periods prior to the initial public offering of ATT (the "Initial Public Offering") B/E Aerospace has been the common parent corporation of an Affiliated Group of corporations (as defined in Section 1504(a) of the Code) that included ATT;

            WHEREAS, the Affiliated Group has filed consolidated U.S. federal income tax returns under Section 1501 of the Code (the "Consolidated Group Return"), so that the Tax liability of the Affiliated Group is determined under
Section 1502 of the Code and the Regulations thereunder by consolidating the income, expenses, gains, losses and credits of all of the members of the Affiliated Group;

            WHEREAS, B/E Aerospace files certain Combined Returns on behalf of itself and other members of a Combined Group;

            WHEREAS, it is the intent and desire of B/E Aerospace, on behalf of itself and its present and future subsidiaries other than ATT and ATT's present and future subsidiaries (collectively, the "B/E Aerospace Subgroup"), and ATT, on behalf of itself and its present and future subsidiaries (collectively, the "ATT Subgroup") to provide for the allocation and apportionment between the B/E Aerospace Subgroup and the ATT Subgroup of responsibilities, liabilities, and benefits relating to Taxes paid or payable by the B/E Aerospace Subgroup, the ATT Subgroup or any member of any such group for Tax periods in which ATT and any member of the ATT Subgroup is included in a Consolidated Group Return or Combined Return; and

            WHEREAS, in connection with the Initial Public Offering, B/E Aerospace and ATT expect that ATT will cease to be a member of the Affiliated Group and will cease to be included in the Consolidated Group Return;

                                    AGREEMENT

            NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.  DEFINITIONS

            1.1 "Adjustment" means an adjustment determined on an issue-by-issue or transaction-by-transaction basis, as appropriate, made or proposed by a Taxing Authority with respect to any amount reflected or required to be reflected on any Return relating to such Tax.

            1.2 "Affiliated Group" means B/E Aerospace, ATT and all other corporations which may now or from time to time hereafter be eligible or required to be included in a Consolidated Group Return with B/E Aerospace as the common parent corporation.

            1.3 "After Tax Basis" in reference to an indemnity payment under Section 5.3 shall mean an amount that, after (i) subtraction of the aggregate additional Taxes incurred or to be incurred by the party receiving the indemnity payment as a result of the receipt of such payment and (ii) addition of the tax benefit to the party receiving the indemnity payment on account of the Adjustment to which such indemnity payment relates, is equal to the amount of the Tax Adjustment. After Tax Basis in reference to a benefit payment under
Section 5.3 shall mean an amount that, after (i) addition of the aggregate additional Taxes incurred or to be incurred by the party making the benefit payment on account of the Tax benefit to which such benefit payment relates and
(ii) subtraction of the Tax benefit to the party making the benefit payment as a result of the making of such payment, is equal to the amount of the Tax benefit. For purpose of determining such additional Taxes incurred or to be incurred and such Tax benefit, the following assumptions will be used: (a) in the case of any income tax, the highest marginal Tax rate or, in the case of any other Tax, the highest applicable Tax rate, in each case in effect with respect to that Tax for the Taxable period or any portion of the Taxable period to which the indemnity payment or benefit payment relates; and (b) such determination shall be made without regard to whether any actual additional Taxes or Tax benefit will in fact be realized with respect to the Return to which such payment relates.

            1.4 "ATT Tax Adjustment" shall mean, with respect to any Taxable period or portion of a Taxable period, and as computed separately with respect to each Tax, the net increase in each such Tax equal to the sum of all Tax Adjustments made pursuant to a Final Determination with respect to each such Tax for each such Taxable period or portion of a Taxable period that are attributable to the income, assets and/or business of any member of the ATT Subgroup.

            1.5 "ATT Tax Benefit" shall mean, with respect to any Taxable period or portion of a Taxable period, and as computed separately with respect to each Tax, the net decrease in each such Tax equal to the sum of all Tax Adjustments made pursuant to a Final Determination with respect to each such Tax for each such Taxable period or portion of a Taxable period that are attributable to the income, assets and/or business of any member of the ATT Subgroup.

            1.6 "B/E Aerospace Tax Adjustment" shall mean, with respect to any Taxable period or portion of a Taxable period, and as computed separately with respect to each Tax, the net increase in each such Tax equal to the sum of all Tax Adjustments made pursuant to a Final Determination with respect to each such Tax for each such Taxable period or portion of a Taxable period that are attributable to the income, assets and/or business of any member of the B/E Aerospace Subgroup.

            1.7 "B/E Aerospace Tax Benefit" shall mean, with respect to any Taxable period or portion of a Taxable period, and as computed separately with respect to each Tax, the net decrease in each such Tax equal to the sum of all Tax Adjustments made pursuant to a Final Determination with respect to each such Tax for each such Taxable period or portion of a

Taxable period that are attributable to the income, assets and/or business of any member of the B/E Aerospace Subgroup.

            1.8 "Carryforward Tax Attribute" means a deductible or creditable consolidated federal income tax attribute (or an equivalent state, local or foreign tax attribute), including, but not limited to, (i) a consolidated net operating loss, a consolidated net capital loss, a consolidated unused foreign investment credit, a consolidated unused foreign tax credit, or a consolidated excess charitable contribution (see Section 1.1502-79 of the Regulations), and (ii) the consolidated minimum tax credit, or other consolidated general business credits, that can be carried forward from one tax period to subsequent tax periods.

            1.9 "Code" means the U.S. Internal Revenue Code of 1986, as amended.

            1.10 "Combined Group" means B/E Aerospace, ATT and all other corporations which may now or from time to time hereafter be eligible or required to be included in a Combined Return with B/E Aerospace.

            1.11 "Combined Period" means that period of time during which ATT is a member of the Combined Group.

            1.12 "Combined Return" means a Return of state, local or foreign income or franchise Tax filed by a group of controlled corporations on a combined or unitary basis as opposed to a separate company basis.

            1.13 "Combined Return Year" means any Taxable year or portion thereof of the Combined Period.

            1.14 "Consolidated Group Return" means, with respect to any Consolidated Return Year, the federal income tax return of the Affiliated Group for such Consolidated Return Year.

            1.15 "Consolidated Period" means that period of time during which ATT is a member of the Affiliated Group.

            1.16 "Consolidated Return Date" means each date upon which the Consolidated Group Return is filed.

            1.17 "Consolidated Return Year" means any Taxable year or portion thereof of the Consolidated Period.

            1.18 "Estimated Payment Date" means each date occurring during any Consolidated Return Year or Combined Return Year upon which the Consolidated Group is required to make a payment of estimated Tax, whether or not such a payment is due, for such Consolidated Return Year or Combined Return Year, as applicable.

            1.19 "Extension Payment Date" means, with respect to any Consolidated Return Year, any date upon which the Affiliated Group shall be required to make a payment of federal income taxes in connection with any request by B/E Aerospace, on behalf of the

Affiliated Group, for an extension of the date upon which it would have been required, absent such extension, to file its federal income tax return for such Consolidated Return Year.

            1.20 "Final Determination" means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made; (b) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local, municipal or other Taxing statute;
(c) a final disposition by any Taxing Authority of a claim for refund; or (d) any other written agreement relating to an Adjustment to which any Taxing Authority is a party the execution of which is final and prohibits such Taxing Authority from seeking any further legal or administrative remedies with respect to such Adjustment.

            1.21 "Group Refund Claim" means any claim filed by B/E Aerospace on behalf of the Affiliated Group for a refund of federal income Taxes or on behalf of the Combined Group for a refund of state, local or foreign income Taxes.

            1.22      "IRS" means the United States Internal Revenue Service.

            1.23 "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, or any other entity regardless of the type or nature thereof.

            1.24 "Regulations" means the Regulations issued by the Secretary of the Treasury interpreting the Code.

            1.25 "Return" means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for, amended return and declaration of estimated Tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

            1.26 "Separate Return Period" means that period of time during which ATT is not a member of the Affiliated Group or the Combined Group, as the case may be.

            1.27 "Separation Date" means the date on which ATT, or any member of the ATT Subgroup, ceases to be includible in the Consolidated Group Return or the Combined Return, as the case may be.

            1.28 "Tax" (and, with correlative meanings, "Taxes" and "Taxable") means, without limitation, and as determined on a jurisdiction-by-jurisdiction basis, each foreign or U.S. federal, state, local or municipal income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value added or any other tax, custom, tariff, impost, levy, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount related thereto, imposed by any Taxing Authority.

            1.29 "Tax Adjustment" shall mean the deemed increase or decrease in a Tax, determined on an issue-by-issue or transaction-by-transaction basis, as appropriate, and using the assumptions set forth in the next sentence, resulting from an adjustment made or proposed by a Taxing Authority with respect to any amount reflected or required to be reflected on any Return relating to such Tax. For purpose of determining such deemed increase or decrease in a Tax, the following assumptions will be used: (a) in the case of any income Tax, the highest marginal Tax rate or, in the case of any other Tax, the highest applicable Tax rate, in each case in effect with respect to that Tax for the Taxable period or any portion of the Taxable period to which the adjustment relates; and (b) such determination shall be made without regard to whether any actual increase or decrease in such Tax will in fact be realized with respect to the Return to which such adjustment relates.

            1.30 "Taxing Authority" means any governmental authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

            1.31 "Tax Contest" means, without limitation, any audit, examination, claim, suit, action or other proceeding relating to Taxes in which an Adjustment to Taxes may be proposed, collected or assessed and in respect of which an indemnity payment, reimbursement or other payment may be sought under this Agreement.

2.  FILING OF CONSOLIDATED AND COMBINED RETURNS

            2.1 Consent to File. ATT hereby consents to the filing of Consolidated Group Returns by B/E Aerospace on behalf of the Affiliated Group, including ATT and the ATT Subgroup, for each Consolidated Return Year, and to any applications for extensions of time to file such Returns, which B/E Aerospace in its sole judgment shall make to the IRS. ATT hereby consents to the filing of Combined Returns by B/E Aerospace on behalf of the Combined Group, including ATT and the ATT Subgroup, for each Combined Return Year, and to any applications for extensions of time to file such Returns, which B/E Aerospace in its sole judgment shall make to the applicable Taxing Authorities. ATT shall be responsible for filing all Tax Returns for the ATT Subgroup for any Taxable year or portion thereof that is not a Consolidated Return Year or Combined Return Year, as the case may be.

            2.2 Responsibility for Preparing and Filing. B/E Aerospace shall be entitled to prepare and file, and shall be responsible for the preparation and filing, of the Consolidated Group Returns and any Combined Returns, including but not limited to determining all Tax Return positions, paying estimated taxes and other consolidated Taxes and making all federal, state, local and foreign tax elections for the Affiliated Group and/or the Combined Group and each member of such groups; provided, however, that at least 30 days prior to filing any Consolidated Group Return or Combined Return, B/E Aerospace shall provide ATT the opportunity to review the portion of such Consolidated Group Return or Combined Return that reflects the income and operations of ATT and the ATT Subgroup. ATT shall communicate its comments, if any, to B/E Aerospace at least 15 days prior to the due date, including extensions, for filing such Tax Return. B/E may, in its sole and absolute discretion, determine whether to incorporate any such comments in such Tax Return.

            2.3 Further Action. ATT agrees, at B/E Aerospace's request, to furnish to B/E Aerospace and/or any Taxing Authority any and all information and to execute all elections and other documents which may be necessary or appropriate, in the judgment of B/E Aerospace, to evidence ATT's consent or to facilitate the preparing and filing of such Returns and applications for extension of time to file such Returns. This obligation applies to all Tax Returns for any Consolidated Return Year or Combined Return Year even if such Return is filed after ATT is no longer a member of the Affiliated Group or the Combined Group.

3. INDEMNITY, ALLOCATION AND PAYMENT OF LIABILITIES FOR TAXES

            3.1       Indemnities.

            (a) B/E Aerospace shall be responsible for, and indemnify and hold ATT and the ATT Subgroup harmless for, any Taxes not allocable to ATT and the ATT Subgroup pursuant to this Article 3 for any Consolidated Return Year or Combined Return Year.

            (b) ATT shall be responsible for, and indemnify and hold B/E Aerospace and the B/E Aerospace Subgroup harmless for, any Taxes allocable to ATT and the ATT Subgroup pursuant to this Article 3 for any Consolidated Return Year or Combined Return Year.

            3.2 Federal Income Taxes for the Consolidated Period. B/E Aerospace, on behalf of itself and other members of the B/E Aerospace Subgroup, and ATT, on behalf of itself and other members of the ATT Subgroup, agree to determine and allocate the federal income tax liability of the Affiliated Group for any Consolidated Group Return Year among themselves in the following manner:

            (a) For each Consolidated Return Year, the ATT Subgroup shall be allocated, and ATT shall pay to B/E Aerospace as provided in this Article 3 and in Article 4 an amount equal to the federal income tax liability, if any (including any alternative minimum Tax), of ATT and/or the other member(s) of the ATT Subgroup included in the Consolidated Group Return, as determined by B/E Aerospace in accordance with the methods set forth in this Section 3.2. Such federal income tax liability shall equal the hypothetical tax liability of the ATT Subgroup, computed as if the ATT Subgroup had filed a separate consolidated federal income tax Return and not been included in the Consolidated Group Return. If the ATT Subgroup's federal tax liability as so determined is zero or less, then ATT shall not be entitled to any current payment from B/E Aerospace.

            (b) The ATT Subgroup's federal income tax liability for the Taxable year during which ATT ceases to be a member of the Affiliated Group shall be determined in accordance with the provisions of Regulations Section 1.1502-76(b)(2) by closing the books of ATT and the other members of the ATT Subgroup as of the end of the last day of the Consolidated Return Year and taking into account only items accruing during the portion of the Taxable year ending on such date in computing such liability. Items shall not be pro-rated in accordance with clauses (ii) or (iii) of Section 1.1502-76(b)(2) of the Regulations except to the extent B/E Aerospace in its discretion determines that it is imprac ticable to allocate particular items in accordance with the preceding sentence.

            (c) The parties acknowledge that the allocation of federal income tax liability provided for by this Section 3.2 is for purposes of determining the parties' actual payment obligations to each other with respect to Taxes of the Affiliated Group for the Consolidated Return Year and not for purposes of computing earnings and profits pursuant to Section 1552 of the Code. B/E Aerospace and ATT each recognizes that such allocation may differ from the allocation provided by Section 1552 for earnings and profits purposes.

            (d) It is acknowledged that allocation of the consolidated federal income tax liability for the Affiliated Group under Section 1.1552-1(a) of the Regulations shall (in accordance with Section 1.1552-1(b)(2) of the Regulations), in the amount allocated to each member of the B/E Aerospace Subgroup and the ATT Subgroup, decrease the earnings and profits of such member and be treated as a liability of such member for such amount. It is further acknowledged that if allocations of federal income tax liability in accordance with Section 3.2 of this Agreement differ from the allocations in accordance with Section 1.1552-1(a)(1), B/E Aerospace and ATT hereby agree that such differences will not create liabilities and receivables, but rather will be regarded as distributions with respect to stock, contributions to capital, or combinations thereof, as applicable.

            3.3 State, Local and Foreign Income and Franchise Taxes for the Combined Period.

            (a) For each Combined Return Year, the ATT Subgroup shall be allocated, and ATT shall pay to B/E Aerospace in accordance with this Article 3 and Article 4 an amount equal to the state, local and foreign income Tax liability of ATT and/or such other ATT Subgroup members that are so included, as determined under this Section 3.3. Such state, local or foreign income Tax liability shall equal the hypothetical state, local or foreign income tax liability of the ATT Subgroup members so included, computed as if they filed a separate combined Return (or if only one such member is so included, a separate state, local or foreign income or franchise Tax return) and not been included in the Combined Return filed by the Combined Group. If the ATT Subgroup's state, local or foreign income tax liability as so determined is zero or less, then ATT shall not be entitled to any current payment from B/E Aerospace.

            (b) ATT shall be responsible for payment of any state, local or foreign taxes due from it or any members of the ATT Subgroup, and B/E Aerospace shall be responsible for payment of any state, local or foreign Taxes due from B/E Aerospace or any member of the B/E Aerospace Subgroup, in connection with state, local or foreign income or franchise Returns that are not Combined Returns. ATT shall be responsible for preparing and filing any state, local or foreign Tax returns, other than Combined Returns, for itself and the ATT Subgroup.

            (c) The ATT Subgroup's applicable state, local or foreign Tax liability for the Taxable year during which ATT ceases to be included in the applicable Combined Return, absent any required rule to the contrary, shall be determined in accordance with principles similar to the provisions of Regulations Section 1.1502-76(b)(2) by closing the books of ATT and the other members of the ATT Subgroup as of the end of the last day of the Combined Return Year and taking into account only items accruing during the portion of the Taxable year ending on such date in computing such liability.

            3.4 Computational Rules. For purposes of determining and allocating Tax liabilities and payment obligations for the Consolidated Period and the Combined Period, the ATT Subgroup's federal, state, local and foreign income Tax liability will be computed by B/E Aerospace in a manner consistent with B/E Aerospace's policies and procedures for accounting for income taxes for financial statement purposes. In making such allocation, ATT shall not receive any benefits from being a member of the Affiliated Group or Combined Group, such as any benefit of the graduated Tax rates (including the rates provided under Section 11 of the Code). In the case of any tax benefit where the amount of the overall benefit to the Affiliated Group or Combined Group is limited, such as any alternative minimum Tax exemption amount under Section 55 of the Code, the benefit shall be allocated solely to the B/E Aerospace Subgroup.

            3.5 Time of Payment. To the extent that B/E Aerospace pays any Tax on behalf of any member of the ATT Subgroup, ATT shall reimburse B/E Aerospace within ten (10) days of receipt of an invoice requesting payment thereof.

4. ESTIMATED PAYMENTS OF TAX SHARING LIABILITY

            4.1 Hypothetical Tax Computation and Payment Thereof. At least three (3) days prior to each Estimated Payment Date of each Consolidated Return Year and Combined Return Year, B/E Aerospace shall deliver to ATT hypothetical computations of estimated Tax for the ATT Subgroup reflecting the amounts, if any, of the estimated payment of federal, state, local and/or foreign income taxes for such Consolidated Return Year or Combined Return Year, as applicable, which the ATT Subgroup would have been required to pay on such Estimated Payment Date if it were not included in the Affiliated Group or Combined Group (calculated in accordance with Article 3). ATT shall pay to B/E Aerospace, on such Estimated Payment Date, the amounts reflected as owing in such hypothetical computations.

            4.2 Extension Payments. Notwithstanding Section 4.1, if B/E Aerospace shall request an extension of time to file the Consolidated Group Return and/or the Combined Return for any Consolidated Return Year or Combined Return Year, B/E Aerospace shall compute the hypothetical amounts of the federal, state, local and foreign Tax payments, as applicable, which would have been payable by ATT on such Extension Payment Date had ATT requested such an extension and had ATT not been included in the Affiliated Group or Combined Group during such Consolidated Return Year or Combined Return Year (calculated in accordance with Article 3). ATT shall pay to B/E Aerospace, on such Extension Payment Date, the amounts computed by B/E Aerospace.

            4.3 Waiver. B/E Aerospace, in its sole discretion, may waive on an annual basis the requirement for ATT to make the estimated Tax payments as described in this Section 4.

            4.4       Date Consolidated Group and/or Combined Return Filed.
B/E Aerospace shall compute the hypothetical amount of the federal, state, local and/or foreign Tax which would have been payable by the ATT Subgroup on such actual filing date had the ATT Subgroup not been included in the Affiliated Group or Combined Group during such Consolidated Return Year or Combined Return Year (calculated in accordance with Section 3). ATT shall pay to B/E

Aerospace the amount computed, less the aggregate of any amounts previously paid on each Estimated Payment Date and Extension Payment Date pursuant to this
Section 4. ATT shall pay B/E Aerospace the computed amount owed within ten (10) days of the later of (i) the date on which the Tax Return is filed, or (ii) receipt of an invoice showing the computed amount owed. If the aggregate amounts paid by ATT on the Estimated Payment Dates and Extension Payment Dates for a Consolidated Return Year or Combined Return Year exceed the computed hypothetical federal, state, local and/or foreign income or franchise Tax payable by ATT, then B/E Aerospace shall refund to ATT any such excess amount within ten (10) days of filing the applicable Tax Return.

5.  DISPUTES WITH TAXING AUTHORITIES

            5.1 Confirmation of Authority. In the event of a Tax Contest with the IRS or any other Taxing Authority concerning the amount of any Tax liability of or refund due to the Affiliated Group or any member thereof for any Consolidated Return Year or to the Combined Group or any member thereof for any Combined Return Year, and in connection with every Group Refund Claim or other claim for refund of Tax for any Consolidated Return Year or Combined Return Year, ATT hereby expressly confirms, with respect to federal income tax liability, the authority granted to B/E Aerospace in Regulations Section 1.1502-77 (and in any successor provision thereto) to act on behalf of ATT and the ATT Subgroup notwithstanding that ATT may be liable for additional tax or for additional payments to B/E Aerospace. With respect to such federal income taxes and all other Taxes, ATT hereby expressly and irrevocably appoints B/E Aerospace to be its sole agent and expressly relinquishes any rights it may have to act for or represent itself in any manner in any such Tax Contest or with respect to any such Group Refund Claim related to the time period in which ATT and/or any member of the ATT Subgroup is a member of the Affiliated Group. ATT hereby authorizes B/E Aerospace and its representatives to pursue such Tax Contest, Group Refund Claim, or other claim for refund of Tax either administratively or by court action. ATT hereby irrevocably agrees that B/E Aerospace shall have the exclusive right, on behalf of ATT and the ATT Subgroup, to make any and all decisions to pursue, settle, or appeal any Tax Contest, Group Refund Claim or other claim for refund of Tax, and to control all administrative and court proceedings and any and all negotiations and settlements related thereto. ATT hereby expressly consents to B/E Aerospace entering into settlements on its behalf and on behalf of the ATT Subgroup, as B/E Aerospace deems appropriate in its sole discretion, exercised in good faith; provided, however, that prior to settling an issue that would give rise to Tax Adjustment for which ATT or a member of the ATT Subgroup would be liable under this Agreement, ATT shall have the right and opportunity to review such settlement. B/E Aerospace may, in its sole and absolute discretion accept or reject any suggestions made by ATT with respect to such settlement. ATT may assist in the defense of audit issues arising from its operations, at its own expense, subject to the direction and control of B/E Aerospace. ATT shall reimburse B/E Aerospace for all reasonable out-of pocket expenses (including, with limitation, legal, consulting and accounting fees) in the course of a Tax Contest regarding an item of the ATT Subgroup for any Taxable period during which the ATT Subgroup was a member of the Affiliated Group or Combined Group to the extent such expenses are reasonably attributable to such Tax Contest.

            5.2 Agreement to Cooperate. ATT agrees to cooperate and cause the ATT Subgroup to cooperate fully and in a timely manner with B/E Aerospace in connection with the preparation of Tax Returns, the pursuit of any Group Refund Claim or other claim for refund of Taxes or the conduct of any Tax Contest for any Consolidated Return Year or Combined Return Year, at ATT's own expense by taking any and all action that may be necessary or helpful, as requested by B/E Aerospace, including (without limitation) furnishing to B/E Aerospace access to and copies of all records and documents and making personnel available for interviews and testimony. This agreement to cooperate extends beyond the date after which ATT is no longer a member of the Affiliated Group or the Combined Group.

            5.3       Adjustments.

            (a) In the event there is an Adjustment, made pursuant to a Final Determination, of an item of income, gain, loss, deduction, or credit with respect to any Return of any member of the Affiliated Group or the Combined Group for any Taxable period during which ATT and/or any other member of the ATT Subgroup is or was a member of the Affiliated Group or the Combined Group:

            (i) ATT shall be liable for, and shall indemnify and hold harmless, as appropriate, any member of the B/E Aerospace Subgroup, on an After Tax Basis against any and all ATT Tax Adjustments;

            (ii) ATT shall be entitled to receive on an After Tax Basis the amount of any ATT Tax Benefits;

            (iii) B/E Aerospace shall be liable for, and shall indemnify and hold harmless, as appropriate, any member of the ATT Subgroup on an After Tax Basis against any and all B/E Aerospace Tax Adjustments; and

            (iv) B/E Aerospace shall be entitled to receive on an After Tax Basis the amount of any B/E Aerospace Tax Benefits.

            (b) B/E Aerospace and ATT shall share the amount of any Tax Adjustment if, and to the extent, each party is liable for and/or has an obligation to make, or has the right to receive, as the case may be, any indemnity payment, or other payment with respect to such Tax Adjustment under
Section 5.3(a), in proportion to the amounts of the underlying Adjustments giving rise to such Tax Adjustment attributable to the B/E Aerospace Subgroup and the ATT Subgroup respectively.

            (c) Indemnity payments required by Section 5.3(a) and 5.3(b) shall be paid within 60 days of the date of such Final Determination. B/E Aerospace shall provide ATT with prompt written notice of each such Final Determination.

6.  TAX ATTRIBUTE CARRYOVERS

            6.1 Carryforward Tax Attributes. The Carryforward Tax Attributes available to ATT for Separate Return Periods will be determined by allocating the Carryforward Tax Attributes of the B/E Aerospace Group to tax periods beginning after the Separation Date among the B/E Aerospace Subgroup and ATT Subgroup as described below:

            (a) Federal Tax Attributes. Any federal Carryforward Tax Attributes allocable to ATT or a member of the ATT Subgroup under Regulations Section 1.502-21 and Proposed Regulations Section 1.41-8 shall remain with ATT or such member. The portion, if any, of any B/E Aerospace Group consolidated unused foreign tax credit which is allocable to ATT shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code.

            (b) State, Local or Foreign Tax Attributes. State, local or foreign Carryforward Tax Attributes shall not be allocated to ATT or any member of the ATT Subgroup, unless under the provisions of applicable state, local or foreign law or regulations such Carryforward Tax Attributes are expressly required to be allocated to ATT or any member of the ATT Subgroup.

            6.2 Carryback Items from Separate Return Tax Periods. With respect to carrybacks of ATT or net operating losses, net capital losses, unused tax credits and other deductible or creditable Tax attributes to a Consolidated Period or Combined Period from a Separate Return Period which would be permitted under the Code and the Regulations (or comparable state, local or foreign law or regulations), ATT shall make an irrevocable election under Regulations Section 1.1502-21(b)(3)(i) (or comparable state, local or foreign law or regulations), to relinquish any carryback period which would include the Consolidated Period. In cases where ATT cannot relinquish the carryback period or, if the parties otherwise agree, B/E Aerospace shall cooperate with ATT in seeking Tax refunds from the appropriate Taxing Authority, at ATT's expense, and ATT shall be entitled to such refund, including interest paid by the Taxing Authority in connection with such refund; provided however, that ATT shall indemnify and hold B/E Aerospace harmless from and against any and all collateral Tax consequences, including interest, resulting from or caused by the carryback of deductible or creditable Tax attributes by ATT from a Separate Return Period to a Consolidated Period, including but not limited to, Tax attributes of B/E Aerospace that expire unused (including Tax attributes that expire during a Tax period subsequent to the Tax period during which the ATT Tax attribute carried back was generated) and which would have been used but for ATT's carryback. The amount of such indemnity shall be limited to the actual Tax benefits to which B/E Aerospace would have been entitled in the absence of the carryback of the deductible or creditable Tax attribute of ATT. ATT shall have the right to review the collateral Tax consequences being indemnified. The amount of the refund due to ATT from B/E Aerospace shall be reduced and offset by the amount of the indemnification, if any.

7.  PRIORITY OF AGREEMENT

            7.1 Fixing of Liability. The provisions of this Agreement shall determine and fix the liability of the parties to each other as to the matters provided for herein, regardless of how the payments made pursuant hereto are treated for Tax purposes.

8.  OTHER GROUP MEMBERS

            8.1 Agreements. B/E Aerospace and ATT recognize that other corporations are now or may from time to time hereafter become members of the Affiliated Group or the Combined Group and it may become appropriate to adopt different or additional methods of sharing Taxes. ATT, on behalf of itself and the ATT Subgroup, hereby authorizes B/E

Aerospace to enter into the same, similar or different supplemental, conflicting or replacement Tax sharing agreements on behalf of the Affiliated Group or the Combined Group (including ATT and the ATT Subgroup), as the case may be with any corporation which is now or may hereafter become a member of the Affiliated Group or the Combined Group, as the case may be.

9.  RECORDS

            9.1 Retention by B/E Aerospace. B/E Aerospace shall, until the end of the applicable statute of limitations for each Tax year (giving effect to any extensions thereof), retain all material records, including but not limited to, returns, supporting schedules, workpapers, correspondence, and other documents relating to the Consolidated Group Returns and Combined Returns filed for a Taxable year during which ATT is a member of the Affiliated Group and/or the Combined Group and shall make such items available to ATT for inspection or copying (at ATT's expense) during B/E Aerospace's regular business hours.

            9.2 Retention by ATT. ATT shall, until the end of the applicable statute of limitations for each Tax year (giving effect to any extensions thereof), retain all material records, including but not limited to supporting schedules, workpapers, correspondence, and other documents relating to Consolidated Group Returns and Combined Returns filed for a Taxable year during which ATT is a member of the Affiliated Group and/or the Combined Group and shall make such items available to B/E Aerospace for inspection or copying (at B/E Aerospace's expense) during ATT's regular business hours.

10. MISCELLANEOUS

            10.1 Governing Law. The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

            10.2 Assignment; Binding Upon Successors and Assigns. ATT may not assign, whether voluntarily or by operation of law, any of its rights or obligations hereunder without the prior written consent of B/E Aerospace, which consent may be withheld in its sole discretion. B/E Aerospace may assign its rights (but not its obligations) under this Agreement without the consent of ATT; provided, however, that the rights and obligations of B/E Aerospace may be assigned, without the consent of ATT, pursuant to a merger, exchange, recapitalization or other reorganization to which B/E Aerospace is a party or by operation of law. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any member corporation which leaves the Affiliated Group and/or the Combined Group shall be bound by this Agreement.

            10.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business, Tax and other purposes of the void or unenforceable provision.

            10.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

            10.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

            10.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. Failure by either party, at any time, to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as a waiver of any right accruing under this Agreement, nor shall it affect any subsequent breach or the effectiveness of this Agreement or any part hereof, or prejudice either party with respect to any subsequent action.

            10.7 Expenses. Unless otherwise provided, all fees and expenses incurred in connection with this Agreement will be paid by the party incurring such fees or expenses.

            10.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

            10.9 Dispute Resolution. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement and shall attempt in good faith to negotiate a settlement of any dispute pursuant to the following process:

            (a) Any party having a dispute or claim shall give the other party written notice stating the nature of the dispute in reasonable detail. Within ten (10) business days after delivery of the notice, the receiving party shall submit to the other a written response also in reasonable detail. Within five
(5) business days after delivery of the written response the Chief Financial Officer (or other individual who has authority to settle the controversy and who has direct responsibility for administration of the relationships established pursuant to this Agreement) for each party shall meet (in person or by telephone) at a mutually acceptable time and place (including telephonic conference), and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored.

            (b) If such matter has not been resolved within ten (10) business days of the referral of the dispute to the Chief Financial Officers, then the parties may pursue litigation or, if mutually agreed, alternative dispute resolution mechanisms.

            10.10 Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses indicated on the signature page of this Agreement (or at such other address for a party as shall be specified by like notice). All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the tenth business day following such mailing. Failure of a party to provide notice in a prescribed time period or in a timely manner shall not constitute a waiver of the other party's obligation hereunder. Where notice is a condition to payment, the obligation to make the payment shall not be waived, forgiven or eliminated by virtue of a failure to give notice; however, the time period in which an amount must be paid shall be measured from the date on which notice is actually given.

            10.11 Construction of Agreement. A reference to a Section will mean a Section in this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

            10.12 Jurisdiction and Venue. The parties hereto irrevocably consent to and agree that any litigation or other dispute resolution proceeding among the parties relating to this Agreement will take place in Palm Beach County, Florida. The parties hereby irrevocably consent to the personal jurisdiction of and the venue in the state and federal court within such county.

            10.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions contemplated hereby and to carry into effect the intents and purposes of this Agreement.

            10.14 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.







B/E AEROSPACE, INC.                           ADVANCED THERMAL TECHNOLOGIES, INC.
ON BEHALF OF ITSELF AND THE B/E AEROSPACE     ON BEHALF OF ITSELF AND THE ATT SUBGROUP
SUBGROUP


By:  /s/ THOMAS P. MCCAFFREY                  By:  /s/ CAMERON H. ADAMSON
     -------------------------------               -------------------------------

Name:    THOMAS P. MCCAFFREY                  Name:   CAMERON H. ADAMSON
       -----------------------------                -----------------------------

Title:   Senior V.P. and C.F.O.               Title:   CFO
        ----------------------------                 ----------------------------

Address for Notice:                           Address for Notice:

   BE Aerospace, Inc.                            3355 E. La Palma Ave.
   1400 Corporate Center Way                     Anaheim, CA 92806
   Wellington, FL 33414

   Attention:  Chief Financial Officer           Attention:  Chief Financial Officer